Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Completes Patient Enrollment of Solitaire-IV Phase 3

Clinical Trial

CHAPEL HILL, N.C. – July 7, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the completion of enrollment for the global Solitaire-IV Phase 3 trial of solithromycin in adult patients with moderate to moderately severe community-acquired bacterial pneumonia (CABP). Top-line efficacy and safety data from this study are expected to be announced by the end of the year.

“I am very pleased that we have completed enrollment in Cempra’s Solitaire-IV Phase 3 clinical trial in patients with CABP, evaluating IV to oral solithromycin versus IV to oral moxifloxacin,” stated Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “We remain on track to announce the top line results before year-end 2015. We believe that these results, coupled with our successful Solitaire Oral results, which we announced in January, will provide a compelling clinical data set in our solithromycin NDA submission, expected in 2016. Additional clinical investigations are continuing including a Phase 3 urethritis study, as well as a solithromycin pediatric program.”

About Solitaire-IV Phase 3 Trial

Cempra initiated the second Phase 3 trial of solithromycin, Solitaire-IV, in December 2013. Solitaire-IV is a randomized, double-blind, active-controlled, multi-center global study that has enrolled 863 patients with 25% PORT Class II, 50% PORT Class III and at least 25% PORT Class IV CABP patients. Patients receive intravenous (IV) administration of either 400 mg of solithromycin or 400 mg of moxifloxacin. Patients can switch to oral dosing of their assigned drug based on a decision by their physician. For solithromycin, the oral dose is an 800 mg loading dose followed by 400 mg once daily resulting in 7 days of treatment with IV and oral doses. For moxifloxacin, the oral dose is 400 mg once daily for total treatment duration of 7 days with intravenous and oral dosing. The primary efficacy objective is non-inferiority of early clinical response at 72 hours in the intent-to-treat (ITT) population.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide, the first fluoroketolide, which has potent activity against most macrolide-resistant strains. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against CA-MRSA, streptococci, Haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is 8-16 times more potent than azithromycin and is active against azithromycin-resistant strains. Solithromycin’s activity against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to one for current macrolides. The binding to three ribosomal sites is expected to limit resistance development.

About Community Acquired Bacterial Pneumonia (CABP)

Community-acquired bacterial pneumonia is the number one cause of death from an infection, particularly in the very young and old. CABP is one of the most commonly diagnosed bacterial infections in the U.S. resulting in five to 10 million cases per year. Although many strains of Streptococcus pneumoniae, the primary CABP pathogen, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP both in the hospital and community settings.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin has also entered a Phase 3 clinical trial for uncomplicated bacterial urethritis caused by Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which is being developed for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, timing (including delays in enrollment), regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

CONTACTS:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contacts:

Russo Partners, LLC

Robert E. Flamm, Ph.D.

(212) 845-4226

robert.flamm@russopartnersllc.com

Lena Evans

(212) 845-4262

lena.evans@russopartnersllc.com

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